Exhibit 3.1

ORGANIZATION CERTIFICATE

THE FEDERAL HOME LOAN BANK OF

INDIANAPOLIS

The undersigned directors of the Federal Home Loan Bank of Indianapolis, now organizing, all of whom are citizens of the United States, bona fide residents of the district in which this Bank is located, and nine at least of whom are now directly connected with the home financing business, having been appointed by the Federal Home Loan Bank Board and having been directed by the Act of Congress, known as the Federal Home Loan Bank Act, approved July 22, 1932, and in accordance with rules and regulations prescribed by said Board;

NOW, THEREFORE, in order that the statutes of the United States may be fully complied with and that the incorporation of this Bank may be perfected as a Federal Home Loan Bank, the following Organization Certificate is made and executed.

1. The title of this Bank shall be the FEDERAL HOME LOAN BANK OF INDIANAPOLIS.

2. The location of the principal office of this Bank will be in the City of Indianapolis, State of Indiana, or at such other city as the Federal Home Loan Bank Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

3. This Bank shall be established in the City of Indianapolis, State of Indiana, in District Number Six, as defined by the Federal Home Loan Bank Board, or as may from time to time be readjusted or modified by said Board. Said District Number Six as now defined is as follows:

The States of Indiana and Michigan.

4. This Bank shall engage in the business authorized by said Federal Home Loan Bank Act, and it shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Home Loan Bank Board.

5. The minimum amount of capital stock for the organization of this Bank shall be an amount to be determined by the Federal Home Loan Bank Board, with the approval of the Secretary of the Treasury, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par.

After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Federal Home Loan Bank Board. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to members in accordance with the provisions of the Federal Home Loan Bank Act and the stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Home Loan Bank Board may from time to time prescribe or issue.

6. This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home Loan Bank of Indianapolis, and is subject to such changes or additions, not inconsistent with law, as the Federal Home Loan Bank Board may deem necessary or expedient and may from time to time direct.

7. This Bank shall have succession until dissolved by the Federal Home Loan Bank Board under this Act or by further Act of Congress.

IN WITNESS WHEREOF, WE, the directors aforesaid, have hereunto set out hands this twelfth day of October, 1932.

Name	Arthur F. Hall,	(Signed)	Arthur F. Hall

Address	Fort Wayne, Indiana

Name	S. Rudolph Light,	(Signed)	S. Rudolph Light

Address	Kalamazoo, Michigan

Name	Harold T. Donaldson,	(Signed)	Harold T. Donaldson

Address	Lansing, Michigan

Name	Fermor S. Cannon,	(Signed)	Fermor S. Cannon

Address	Indianapolis, Indiana

Name	Myrom H. Gray	(Signed)	Myron H. Gray

Address	Muncie, Indiana

Name	Grant H. Longenecker,	(Signed)	Grant H. Longenecker
Address	Benton Harbor, Michigan

Name	Charles N. Remington,	(Signed)	Charles N. Remington
Address	Grand Rapids, Michigan

Name	William C. Walz,	(Signed)	William C. Walz
Address	Ann Arbor, Michigan

Name	Mark L. Dickover,	(Signed)	Mark L. Dickover
Address	Valparaiso, Indiana

Name	Franklin M. Boone,	(Signed)	Franklin M. Boone
Address	South Bend, Indiana

Name	J. Walter Drake,	(Signed)	J. Walter Drake
Address	Detroit, Michigan

STATE OF INDIANA	)
) SS:
COUNTY OF MARION	)

BE IT REMEMBERED, that on this twelfth day of October, 1932, before me, the undersigned, a Notary Public within and for the county and State aforesaid, came

Arthur F. Hall,	Grant H. Longenecker
S. Rudolph Light,	Charles N. Remington
Harold T. Donaldson,	William C. Walz
Fermor S. Cannon,	Mark L. Dickover
Myron H. Gray,	Franklin M. Boone

and J. Walter Drake, personally known to me to be the same persons who executed the foregoing writing and duly acknowledged the making and execution of the same as their act and deed.

(Signed)	Clara Schrader
Notary Public.

(Seal)

My commission expires My commission expires June 30, 1936

I hereby certify that the foregoing certificate, which was made and executed on the 12th day of October, 1932, by the directors of the Federal Home Loan Bank of Indianapolis was filed with and approved by the Federal Home Loan Bank Board on the 20th day of October, 1932.

Given under my hand this 20th day of October, 1932.

(Signed) William E. Murray
Secretary, Federal Home Loan Bank Board.